Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES

RADA Sensors Inc., a wholly-owned subsidiary incorporated in Delaware.

RADA Technologies LLC, an indirectly wholly-owned subsidiary in Maryland.

RADA Innovations LLC, an indirectly wholly-owned subsidiary in Maryland.